EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-121828) and related Prospectus of Toreador Resources Corporation for the registration of 1,437,500 shares of its common stock and to the incorporation by reference therein of our report dated April 11, 2003, with respect to the consolidated financial statements of Toreador Resources Corporation at December 31, 2002 and for each of the two years in the period ended included in its Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Dallas, Texas
January 31, 2005